Exhibit 99.1

DecisionPoint Systems Names Lawrence Yelin Chairman of the Board

Board Splits Roles of Chairman, CEO

IRVINE, CA (June 25, 2014) … DecisionPoint™ Systems, Inc. (OTCQB: DPSI and OTCQB: DPSIP), a leading provider and integrator of Enterprise Mobility and Wireless Applications, announced today that it has split the roles of Chairman of the Board of Directors and Chief Executive Officer and named board member Lawrence Yelin non-executive Chairman.  Nicholas R. Toms remains President, Chief Executive Officer and a member of the Board of Directors.

Mr. Yelin, a member of the Board of Directors since the Company’s merger with Comamtech, Inc. in 2011, and one of the Company’s independent directors, is an attorney specializing primarily in corporate, business and financing law and is currently in private practice.  From 1980 to 2009 he was a partner at the Canadian law firm Faskin Martineau DuMolin LLP and one of its predecessor firms, Martineau Walker, where he was also managing partner.

“The Board decided that the split of the Chairman and CEO roles will add another layer of strategic input and oversight to DecisionPoint and therefore be beneficial to shareholders and the growth of the Company,” said Mr. Yelin. “The move comes at a very important time for DecisionPoint as we move forward with our solutions sales strategy to increase our higher margin software and services revenues.  DecisionPoint is in many ways a new company today compared to the more hardware- and license-oriented business of the past, and our goal is to capitalize on the broad opportunities that are currently being presented to us.”

Mr. Yelin, a Canadian citizen and resident of Montreal, was a member of the Board of Directors of Comamtech from 2007 to 2011 prior to the merger with Comamtech. He has a BA and BCL from McGill University.

About DecisionPoint™ Systems, Inc.
DecisionPoint Systems, Inc. delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers.  They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere.  DecisionPoint utilizes the latest wireless, mobility, and RFID technologies.

For more information on DecisionPoint Systems visit www.decisionpt.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this news release may include forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievements in the future to differ materially from forecasted results, performance, and achievements.  These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

Contacts:

DecisionPoint Systems, Inc.
Nicholas R. Toms
Chief Executive Officer
(973) 489-1425

Allen & Caron, Inc.
Rudy Barrio (investors)
r.barrio@allencaron.com
(212) 691-8087

Len Hall (media)
len@allencaron.com
(949) 474-4300